Exhibit 99.1

Imperial increases share repurchase program

Calgary, AB – April 30, 2021 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced today that it has received final acceptance from the Toronto Stock Exchange (TSX) to amend its normal course issuer bid (NCIB) to increase the number of common shares that it may repurchase.

Under the amendment, the number of common shares that may be repurchased will increase from 50,000 common shares to up to four percent of its 734,076,755 outstanding common shares as of June 15, 2020, or a maximum of 29,363,070 shares during the 12-month period from June 29, 2020 to June 28, 2021. This amended maximum will be reduced by the number of shares purchased from Exxon Mobil Corporation (ExxonMobil), Imperial’s majority shareholder, as described below. No other terms of the NCIB have been amended.

Purchases under the amended NCIB are eligible to begin on May 5, 2021. The NCIB will end should the company purchase the maximum allowable number of shares, or on June 28, 2021.

Consistent with the company’s balance sheet strength, low capital requirements and strong cash generation, this amendment reflects the company’s priority and capacity to return cash to shareholders. The normal course issuer bid represents a flexible and tax-efficient way of distributing surplus liquidity to shareholders who choose to participate by selling their shares.

ExxonMobil will be permitted to sell its shares to Imperial outside of, but concurrent with, the NCIB in order to maintain its proportionate share ownership at approximately 69.6 percent. ExxonMobil advised Imperial that it intends to participate, as it has in prior years.

All share purchases will be made through the TSX and through other designated exchanges and published markets in Canada. Shares purchased under the NCIB are restored to the status of authorized but unissued shares.

Under its current NCIB, as of April 29, 2021, Imperial has purchased 6,975 shares on the open market and no shares from ExxonMobil to maintain its proportionate share ownership at 69.6 percent. These purchases were made to eliminate dilution from shares issued in conjunction with Imperial’s restricted stock unit plan, representing a total cost of about $170,000 and an average cost of $24.34 per share.

For further information:

Investor relations	Media relations

(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements. Forward-looking statements in this release include references to the company’s low capital requirements, strong cash generation, and priority and capacity to return cash to shareholders. Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; applicable laws and government policies, including restrictions in response to COVID-19; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; availability and allocation of capital; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; unanticipated technical or operational difficulties; operational hazards and risks; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.